EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, $0.01 par value per share, of Altrust Financial Services, Inc., a corporation incorporated under the laws of the State of Alabama, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings; provided, that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned has duly executed this Joint Filing Agreement as of November 13, 2007.

/s/ J. Robin Cummings	/s/ Cecil Alan Walker
J. Robin Cummings	Cecil Alan Walker

/s/ Terry Neal Walker	/s/ Timothy Dudley Walker
Terry Neal Walker	Timothy Dudley Walker